Exhibit 16.1

                       [Deloitte & Touche LLP Letterhead]


June 25, 2004


Securities & Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sirs/Madams:

We have read Item 4 of Nanometrics Incorporated's Form 8-K, dated June 18, 2004, and we agree with the statements made therein except for the last sentence of paragraph two on which we have no basis to agree or disagree.



Yours Truly,

/s/ Deloitte & Touche LLP
---------------------------